FOR IMMEDIATE RELEASE
November 2, 2012

For further information contact:
Eric B. Heyer
Senior Vice President and Chief Financial Officer
Kearny Financial Corp.
(973) 244-4024

KEARNY FINANCIAL CORP.
REPORTS FIRST QUARTER 2013 OPERATING RESULTS

Fairfield, New Jersey, November 2, 2012 – Kearny Financial Corp. (NASDAQ GS: KRNY) (the “Company”), the holding company of Kearny Federal Savings Bank (the “Bank”), today reported net income for the quarter ended September 30, 2012 of $1,660,000 or $0.03 per diluted share.

The results represent an increase of $462,000 compared to net income of $1,198,000, or $0.02 per diluted share, for the quarter ended June 30, 2012.  The increase in net income between linked quarters reflected a decrease in the provision for loan losses that was partially offset by decreases in net interest income and non-interest income coupled with an increase in non-interest expense and the provision for income taxes.

Kearny Federal Savings Bank operates from its administrative headquarters in Fairfield, New Jersey, and 41 retail branch offices located in Bergen, Essex, Hudson, Middlesex, Monmouth, Morris, Ocean, Passaic and Union Counties, New Jersey, including 14 branches operated under the Central Jersey Bank, a division of Kearny Federal Savings Bank brand.  At September 30, 2012, Kearny Financial Corp. had total assets of $2.92 billion which included net loans receivable of $1.28 billion and total investment securities, including mortgage-backed and non-mortgage-backed securities, of $1.23 billion.  As of that same date, deposits and borrowings totaled $2.15 billion and $250.3 million, respectively, while stockholders’ equity totaled $496.7 million or 17.01% of total assets.

The following is a discussion and tabular presentation of the Company’s financial results for the quarter ended September 30, 2012 in comparison to those for the prior linked quarter ended June 30, 2012.  Comparative statement of condition information for June 30, 2012 and statement of operations information for the three months ended September 30, 2011 are also presented in tabular form in the Financial Highlights section at the end of this discussion.

Net Interest Income

Net interest income during the quarter ended September 30, 2012 was $16.9 million, a decrease of $670,000 compared to net interest income of $17.5 million during the quarter ended June 30, 2012.  For those same comparative periods, the Company’s net interest margin decreased by six basis points to 2.55% from 2.61%.

The decrease in net interest income between linked quarters resulted from a decrease in interest income that was partially offset by a smaller decline in interest expense.  The decrease in interest income between linked periods was primarily attributable to a nine basis point decline in the average yield on interest-earning assets to 3.50% for the quarter ended September 30, 2012 from 3.59% for the quarter ended June 30, 2012.  The net decline in average yield reflected decreases in the average yield on mortgage-backed securities and other interest-earning assets that were partially offset by increases in the yields on loans and non-mortgage-backed securities.

The impact on interest income from the net decline in the average yield on interest-earning assets was exacerbated by an overall net decrease of $36.2 million in their average balance comprising net decreases in the average balance of mortgage-backed and non-mortgage-backed securities that were partially offset by increases in the average balance of loans and other interest-earning assets.

As noted, the decrease in net interest income attributable to the decline in interest income between linked quarters was partially offset by a decrease in interest expense between the same comparative periods.  The decrease in interest expense between linked quarters was attributable, in part, to a four basis point decline in the average cost of interest-bearing liabilities which decreased to 1.13% for the quarter ended September 30, 2012 from 1.17% for the quarter ended June 30, 2012.  The reduction in average cost reflected declines across all categories of interest-bearing deposits including interest-bearing checking accounts, savings accounts and certificates of deposit.  For those same comparative periods, the average cost of Federal Home Loan Bank (“FHLB”) borrowings increased while the average cost of other borrowings, comprised primarily of depositor sweep accounts, declined.  The increase in the average cost of FHLB borrowings primarily reflected the absence during the current period of lower cost overnight borrowings that had provided funding during the earlier comparative period.

The decline in interest expense between linked periods also reflected a net decrease of $20.2 million in the average balance of interest-bearing liabilities with such declines reflected in the average balances of both interest-bearing deposits and borrowings.  With regard to interest-bearing deposits, the net decrease reflected declines in the average balance of certificates of deposit that were partially offset by increases in the average balance of interest-bearing checking and savings accounts.  The net decrease in the average balance of borrowings primarily reflected a decline in the average balances of FHLB advances, as noted above, that was partially offset by an increase in average balance of depositor sweep accounts included in other borrowings.

Provision for Loan Losses

The provision for loan losses totaled $339,000 for the quarter ended September 30, 2012 compared to a provision of $2,105,000 for the prior quarter ended June 30, 2012.  The provision in the current period largely reflected a lower level of impairment losses identified on specific impaired loans compared to those recorded during the prior quarter.  The overall decline in the provision for the current period was partially offset by provisions resulting from the overall increase in the balance of the non-impaired portion of the loan portfolio which is evaluated collectively for impairment using historical and environmental loss factors.  Such factors were updated during the current quarter in accordance with the Bank’s allowance for loan loss calculation methodology.

Non-interest Income

Non-interest income, excluding losses on the sale of real estate owned (“REO”), increased by $187,000 to $1,494,000 for the quarter ended September 30, 2012 from $1,307,000 for the quarter ended June 30, 2012.  The increase in non-interest income was partly attributable to an increase in income from bank owned life insurance resulting from a comparative increase in its average balance between periods.  Additionally, miscellaneous income for the quarter ended September 30, 2012 included a gain on the sale of a parcel of vacant land adjacent to one of the Bank’s branches.  The parcel had originally been acquired for branch expansion purposes, but was ultimately sold after the Bank was unable to procure the required approvals for the expansion.  The increase in non-interest income also reflected increases in electronic banking and other fees and service charges.  The noted increases in non-interest income were partially offset by declines in the gain on sale of both loans and securities resulting from the absence of any such sales during the current quarter.

Non-interest income also generally includes gains and losses on sale of REO.  For the quarter ended September 30, 2012, net REO sale losses totaled $294,000 compared to $59,000 for the quarter ended June 30, 2012 with losses during both comparative periods being primarily attributable to reducing the carrying value of various REO properties to reflect reductions in expected sales prices below the fair values at which the properties were previously being carried.

At September 30, 2012, the Bank held a total of 11 REO properties with an aggregate carrying value of $4,329,000.  Two properties with aggregate carrying values totaling $863,000 were under contract for sale at September 30, 2012 with such values reflecting the net sale proceeds that the Bank expects to receive based upon the terms of those contracts.

Non-interest Expense

Non-interest expense increased by $444,000 to $15.3 million for the quarter ended September 30, 2012 from $14.8 million for the quarter ended June 30, 2012.  The increase in non-interest expense primarily reflected increases in compensation expense and equipment and systems expense with less noteworthy increases reported in advertising and marketing expense, deposit insurance expense and miscellaneous expenses.  The noted increases in non-interest expenses were partially offset by declines in occupancy expense and director compensation expense.

Several factors contributed to the increase in compensation expense including the additional costs associated with the continuing expansion of the Bank’s commercial lending staff as well as overall increases in health insurance costs.  The increase in compensation expense also reflected an increase in Employee Stock Ownership Plan (“ESOP”) expense reflecting the comparatively higher average market price for the Company’s common shares between comparative periods as well as increases in actuarial costs for the new fiscal year relating to certain post-retirement benefits plans.

The increase in equipment and systems expenses partly reflected a temporary period of duplicate data communication service provider charges associated with the ongoing renovation of the Bank’s wide area network infrastructure.  Such redundant charges are expected to be discontinued upon completion of the Bank’s wide area network upgrades during the quarter ending December 31, 2012.  The increase in equipment and systems expenses also reflects the recognition of additional, ongoing costs arising from the implementation of a corporate software licensing and maintenance arrangement with a significant software provider of network and desktop operating systems, databases and productivity suites that are used throughout the Company.

The remaining increases and decreases in non-interest expense noted above reflect normal operating fluctuations within the noted categories including an increase in REO expense included in miscellaneous expense, lower office building repairs and maintenance charges included in occupancy expense, and lower advisory board fees included in director compensation.

Provision for Income Taxes

The provision for income taxes increased by $142,000 to $803,000 for the quarter ended September 30, 2012 from $661,000 for the quarter ended June 30, 2012.  The variance in income taxes between comparative quarters was largely attributable to the underlying differences in the taxable portion of pre-tax income between comparative periods.  Additionally, the Bank recognized a deferred income tax benefit during the current quarter arising from the capital gain associated with the aforementioned sale of land for which no such benefit was recognized during the earlier comparative period.

Cash and Cash Equivalents

Cash and cash equivalents, which consist primarily of interest-earning and non-interest-earning deposits in other banks, increased by $32.5 million to $188.1 million at September 30, 2012 from $155.6 million at June 30, 2012.  The increase in the balance of cash and cash equivalents largely reflects the repayment in full of callable agency debentures during the final month of the quarter ended September 30, 2012 coupled with accelerating prepayments of mortgage-backed securities during that quarter.  Such cash flows are generally expected to be re-deployed into the investment securities portfolio during the subsequent quarter ending December 31, 2012.

In light of the historically low level of short term interest rates, the Company generally expects to continue maintaining the average balance of interest-earning cash and equivalents at comparatively lower levels than had been reported one year earlier.  Management will continue to monitor the level of short term, liquid assets in relation to the expected need for such liquidity to fund the Company’s strategic initiatives – particularly those relating to the expansion of its commercial lending functions.  The Company may alter its liquidity reinvestment strategies based upon the timing and relative success of those initiatives.

Loans Receivable

The outstanding balance of loans receivable, excluding deferred fees and costs and the allowance for loan losses, increased by $3.2 million to $1.29 billion for the quarter ended September 30, 2012.  The overall increase in the loan portfolio during the current quarter reflected an aggregate increase in commercial loans, including non-residential mortgages, multi-family mortgages, commercial business loans and land loans, of $22.4 million that was partially offset by a net decline in the balance of one-to-four family mortgage loans, comprising residential first mortgages, home equity loans and home equity lines of credit, of $17.6 million.  For those same comparative periods, the outstanding balance of construction loans decreased $2.2 million while consumer loans increased $626,000.

The Company’s strategic focus in commercial lending – through which it has increased its commercial loan origination and support staff and expanded relationships with loan participants and other external loan origination resources – continues to support the loan-related goals and objectives outlined in the Company’s business plan.  Over the past twelve months, the commercial loan portfolio has grown by approximately $114.7 million or 23.8% to $595.7 million or 46.2% of total loans at September 30, 2012 compared to $481.0 million or 38.6% of total loans at September 30, 2011.  The Company expects to continue expanding its commercial loan origination and acquisition resources in the coming quarters as part of the Bank’s ongoing evolution from a traditional thrift institution into a full service community bank.

By contrast, the aggregate decline in the residential mortgage loan portfolio for the quarter ended September 30, 2012 continues to reflect a diminished level of “new purchase” loan demand resulting from a weak economy and lower real estate values.  The decline in the outstanding balance of the portfolio was exacerbated by accelerating refinancing activity resulting primarily from longer-term mortgage rates falling to new historical lows during the quarter.  Such declines in mortgage rates were largely attributable to the Federal Reserve’s efforts to stimulate the economy by driving longer term interest rates lower through quantitative easing.  Through this policy, the Federal Reserve has continued to aggressively purchase mortgage-backed securities in the open market thereby driving the yield on such securities, and their underlying mortgage loans, to historical lows.

As a portfolio lender cognizant of potential exposure to interest rate risk, the Bank has generally refrained from lowering its long term, fixed rate residential mortgage rates to the levels available in the marketplace.  Consequently, a portion of the Bank’s residential mortgage borrowers may continue to seek long term, fixed rate refinancing opportunities from other market resources resulting in further declines in the outstanding balance of its residential mortgage loan portfolio.

For the quarter ended September 30, 2012, the balance of the Company’s non-performing assets decreased to a total of $34.7 million or 1.19% of total assets and comprised non-performing loans totaling $30.4 million, or 2.36% of total loans, plus 11 REO properties totaling $4.3 million.  By comparison, at June 30, 2012, non-performing assets totaled $37.3 million or 1.27% of total assets and comprised non-performing loans totaling $33.5 million, or 2.61% of total loans, plus eight REO properties totaling $3.8 million.

The category of non-performing loans generally includes loans reported as “accruing loans over 90 days past due” as well as loans reported as “nonaccrual”.  At September 30, 2012, the balance of non-performing loans included approximately $454,000 of accruing loans over 90 days past due and $29.9 million of nonaccrual loans.  By comparison, at June 30, 2012, the balance of non-performing loans included approximately $691,000 of accruing loans over 90 days past due and $32.8 million of nonaccrual loans.

Mortgage-backed and Non-mortgage-backed Securities

The aggregate balance of mortgage-backed securities, which are predominantly government agency pass-through certificates and collateralized mortgage obligations, decreased by $22.9 million to $1.21 billion at September 30, 2012 from $1.23 billion at June 30, 2012.  The net decrease partly reflected principal repayments, net of premium and discount amortization and accretion, totaling approximately $102.9 million which reflected accelerating prepayments from borrower refinancings brought about by the additional reductions in mortgage rates noted above.  Such repayments were partially offset by security purchases totaling $72.9 million and an increase in the unrealized gain within the available for sale portion of the portfolio of approximately $7.1 million to $48.8 million at September 30, 2012 from $41.7 million at June 30, 2012.  Securities purchased were predominantly fixed rate, agency pass-through securities with 15-year original terms to maturity.  The Bank also purchased a small quantity of 30-year, fixed rate agency pass-through securities that were acquired based upon their Community Reinvestment Act eligibility.

 The aggregate balance of non-mortgage backed securities decreased by $30.2 million to $17.1 million at September 30, 2012 from $47.3 million at June 30, 2012.  The net decrease primarily reflected principal repayments and maturities for the quarter ended September 30, 2012 partially offset by a net decrease of $242,000 in the unrealized loss on available for sale non-mortgage-backed securities to $1.8 million at September 30, 2012 from $2.0 million at June 30, 2012.

Other Assets

The aggregate balance of other assets, including premises and equipment, FHLB stock, interest receivable, goodwill, bank owned life insurance, deferred income taxes and other miscellaneous assets, decreased by $130,000 to $228.7 million at September 30, 2012 from $228.8 million at June 30, 2012.  The net decrease generally reflected normal fluctuations in the balances of other assets.

Deposits

The balance of total deposits decreased by $26.1 million to $2.15 billion at September 30, 2012 from $2.17 billion at June 30, 2012.  The net decrease in deposit balances primarily reflected a decline in the balance of interest-bearing deposits of $27.1 million that was partially offset by an increase in non-interest bearing deposits of $910,000.  The decrease in interest-bearing deposit accounts reflected declines in certificates of deposit and savings accounts totaling $39.4 million and $2.7 million, respectively, which was partially offset by an increase in the balance of interest-bearing checking accounts of $15.1 million.  The decline in the balance of certificates of deposit was largely attributable to the Company’s active management of deposit pricing during the quarter ended September 30, 2012 to support net interest rate spread and margin which continued to allow for some degree of controlled outflow of time deposits.

Borrowings

The Company reported a net increase in borrowings of $509,000 to $250.3 million at September 30, 2012 from $249.8 million at June 30, 2012.  The reported increase primarily reflected a $567,000 increase in the balance of outstanding overnight “sweep account” balances linked to customer demand deposits that was partially offset by the scheduled principal repayment of an amortizing advance from the FHLB.

Stockholders’ Equity and Capital Management

During the quarter ended September 30, 2012, stockholders’ equity increased $5.1 million to $496.7 million from $491.6 million at June 30, 2012.  The increase was largely attributable to a $3.7 million net increase in accumulated other comprehensive income primarily reflecting increases in the net unrealized gains in investment securities available for sale.  This increase was augmented by net income of $1.7 million for the quarter ended September 30, 2012 coupled with a reduction of unearned ESOP shares for plan shares earned during the period.  These increases were partially offset by a $646,000 increase in Treasury stock reflecting the Company’s repurchase of 65,900 shares of its common stock during the period at an average price of $9.80 per share.

At September 30, 2012, the Company’s total equity to asset ratio was 17.01% while the equity to assets ratio of the Bank was 16.28%.  As of that same date, the Bank’s Tier 1 leverage ratio was 12.24% while its Tier 1 risk-based capital ratio and Total risk-based capital ratio were 24.49% and 25.20%, respectively, far in excess of the levels required by federal banking regulators to be classified “well-capitalized” under regulatory guidelines.

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to factors discussed in documents filed by Kearny Financial Corp. with the Securities and Exchange Commission from time to time.  The Company does not undertake and specifically disclaims any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data, Unaudited)
	At
	September 30,	June 30,
	2012	2012
Selected Balance Sheet Data:
Cash and cash equivalents	$188,071	$155,584

Securities available for sale	12,705	12,602
Securities held to maturity	4,368	34,662
Non-mortgage-backed securities	17,073	47,264

Loans receivable	1,287,831	1,284,236
Allowance for loan losses	(9,849)	(10,117)
Net loans receivable	1,277,982	1,274,119
Mortgage-backed securities available for sale	1,207,231	1,230,104
Mortgage-backed securities held to maturity	1,027	1,090
Mortgage-backed securities	1,208,258	1,231,194

Premises & equipment	38,118	38,677
Federal Home Loan Bank stock	14,141	14,142
Goodwill	108,591	108,591
Bank owned life insurance	49,501	48,615
Other assets	18,364	18,820
Total assets	$2,920,099	$2,937,006

Non-interest bearing deposits	$166,028	$165,118
Interest-bearing deposits	1,979,627	2,006,679
Deposits	2,145,655	2,171,797

Federal Home Loan Bank advances	211,174	211,232
Other borrowings	39,112	38,545
Borrowings	250,286	249,777

Other liabilities	27,454	23,815
Total liabilities	2,423,395	2,445,389

Stockholders' equity	496,704	491,617
Total liabilities & stockholders' equity	$2,920,099	$2,937,006

Consolidated Capital Ratios:
Equity to assets at period end	17.01%	16.74%
Tangible equity to tangible assets at period end (1)	13.03%	12.87%

Share Data:
Outstanding shares (in thousands)	66,870	66,936
Closing price as reported by NASDAQ	$9.74	$9.69
Equity per share	$7.43	$7.34
Tangible equity per share (1)	$5.39	$5.36

Asset Quality Ratios:
Non-performing loans to total loans	2.36%	2.61%
Non-performing assets to total assets	1.19%	1.27%
Allowance for loan losses to total loans	0.76%	0.79%
Allowance for loan losses to non-performing loans	32.43%	30.20%
______________________________ (1) Tangible equity equals total stockholders' equity reduced by goodwill, core deposit intangible assets and accumulated other comprehensive income.

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data, Unaudited)
	For the Three Months Ended
	September 30,	June 30,	September 30,
	2012	2012	2011
Summary of Operations:
Interest income on:
Loans receivable	$15,776	$15,467	$16,468
Mortgage-backed securities	7,003	8,278	7,982
Non-mortgage-backed securities	232	230	536
Other interest-earning assets	195	183	195
Total interest-earning assets	23,206	24,158	25,181
Interest expense on:
Interest-bearing checking	546	616	813
Savings and clubs	282	325	422
Certificates of deposit	3,449	3,663	4,357
Total interest-bearing deposits	4,277	4,604	5,592
Federal Home Loan Bank advances	2,000	1,954	1,979
Other borrowings	54	55	63
Total borrowings	2,054	2,009	2,042
Total interest-bearing liabilities	6,331	6,613	7,634

Net interest income	16,875	17,545	17,547
Provision for loan losses	339	2,105	1,065
Net interest income after loan loss provision	16,536	15,440	16,482

Fees and service charges	629	576	626
Gain on securities, including other-than-temporary impairment	0	52	0
Loss on sale of real estate owned	(294)	(59)	(36)
Gain on sale of loans	0	134	186
Income from bank-owned life insurance	383	188	190
Electronic banking fees and charges	289	262	235
Miscellaneous	193	95	75
Total non-interest income	1,200	1,248	1,276

Salaries and employee benefits	8,812	8,606	8,161
Net occupancy expense of premises	1,598	1,662	1,585
Equipment and systems	1,977	1,761	1,969
Advertising and marketing	286	258	301
Federal deposit insurance premium	552	531	485
Directors' compensation	167	186	166
Miscellaneous	1,881	1,825	1,772
Total non-interest expense	15,273	14,829	14,439

Income before taxes	2,463	1,859	3,319
Provision for income taxes	803	661	1,301
Net income	$1,660	$1,198	$2,018

Per Share Data:
Net income per share - basic and diluted	$0.03	$0.02	$0.03
Weighted average number of common shares
outstanding - basic and diluted (in thousands)	66,256	66,266	66,961
Cash dividends per share (1)	$0.00	$0.00	$0.05
Dividend payout ratio (2)	0.0%	0.0%	39.0%
_____________________________ (1) Represents dividends declared per common share.
(2) Represents dividends declared, excluding dividends waived by Kearny MHC, divided by net income.

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data, Unaudited)
	For the Three Months Ended
	September 30,	June 30,	September 30,
	2012	2012	2011
Average Balances:
Loans receivable	$1,286,097	$1,268,645	$1,260,254
Mortgage-backed securities	1,201,436	1,272,021	1,056,924
Non-mortgage-backed securities	46,975	49,567	121,251
Other interest-earning assets	119,046	99,494	213,070
Total interest-earning assets	2,653,554	2,689,727	2,651,499
Non-interest-earning assets	282,372	247,473	257,820
Total assets	$2,935,926	$2,937,200	$2,909,319

Interest-bearing checking	$472,170	$462,769	$450,585
Savings and clubs	431,570	429,836	403,602
Certificates of deposit	1,092,475	1,107,196	1,152,715
Total interest-bearing deposits	1,996,215	1,999,801	2,006,902
Federal Home Loan Bank advances	211,205	229,669	211,138
Other borrowings	36,031	34,167	35,963
Total borrowings	247,236	263,836	247,101
Total interest-bearing liabilities	2,243,451	2,263,637	2,254,003
Non-interest-bearing liabilities	200,306	185,706	167,862
Total liabilities	2,443,757	2,449,343	2,421,865
Stockholders' equity	492,169	487,857	487,454
Total liabilities and stockholders' equity	$2,935,926	$2,937,200	$2,909,319
Average interest-earning assets to average
interest-bearing liabilities	118.28%	118.82%	117.64%

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
	For the Three Months Ended
	September 30,	June 30,	September 30,
	2012	2012	2011
Performance ratios:
Yield on average:
Loans receivable	4.91%	4.88%	5.23%
Mortgage-backed securities	2.33%	2.60%	3.02%
Non-mortgage-backed securities	1.97%	1.85%	1.77%
Other interest-earning assets	0.66%	0.74%	0.37%
Total interest-earning assets	3.50%	3.59%	3.80%

Cost of average:
Interest-bearing checking	0.46%	0.53%	0.72%
Savings and clubs	0.26%	0.30%	0.42%
Certificates of deposit	1.26%	1.32%	1.51%
Interest-bearing deposits	0.86%	0.92%	1.11%
Federal Home Loan Bank advances	3.79%	3.40%	3.75%
Other borrowings	0.60%	0.64%	0.70%
Total borrowings	3.32%	3.04%	3.31%
Total interest-bearing liabilities	1.13%	1.17%	1.35%

Net interest rate spread (1)	2.37%	2.42%	2.45%
Net interest margin (2)	2.55%	2.61%	2.65%

Non-interest income to average assets	0.16%	0.17%	0.18%
Non-interest expense to average assets	2.08%	2.02%	1.99%

Efficiency ratio	84.50%	78.91%	76.71%

Return on average assets	0.23%	0.16%	0.28%
Return on average equity	1.35%	0.98%	1.66%
___________________________ (1) Interest income divided by average interest-earning assets less interest expense divided by average interest-bearing liabilities.
(2) Net interest income divided by average interest-earning assets.